Exhibit 5.1

CONYERS DILL & PEARMAN
29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268
conyers.com

27 January 2025

Matter No.: 10005678/110606720
852 2842 9530
Richard.Hall@conyers.com

GUARDFORCE AI CO., LIMITED

10 Anson Road

#28-01 International Plaza

Singapore 079903

Dear Sir/Madam,

Re:	GUARDFORCE AI CO., LIMITED (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 (File No. 333-284261) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) which became effective on 24 January 2025, and a prospectus supplement filed with the Commission on or about the date hereof (the “Prospectus Supplement) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of Ordinary Shares par value US$0.12 each of the Company (the “Ordinary Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document(s):

1.1.	a copy of the Registration Statement;

1.2.	a copy of the Prospectus Supplement; and

1.3.	a copy of the at the market offering agreement between (i) the Company and (ii) H.C. Wainwright & Co., LLC (the “Manager”) relating to the issue and sale by the Company through or to the Manager of an aggregate offering price of up to US$6,546,970 of Ordinary Shares (or 3,482.430 Ordinary Shares, at an assumed price of US$1.88 per share, which was the last reported sale price of our Ordinary Share on the NASDAQ Stock Market as of 23 January 2025) (the “Sale Shares”) dated 2 July 2024 (the “ATM Agreement”).

The documents listed in items 1.1 through 1.3 above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.4.	a copy of the Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association of the Company, each certified by the Secretary of the Company on 22 January 2025;

1.5.	written resolutions of all the directors of the Company dated 24 January 2025 (the “Resolutions”);

1.6.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 20 January 2025 (the “Certificate Date”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

2.4.	the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	the validity and binding effect under the laws of the internal laws of the State of New York, United States of America (the “Foreign Laws”) of the ATM Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms;

2.9.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company;

2.10.	that on the respective dates of entering into the ATM Agreement and the issue of the Sale Shares, the Company is and after entering into the ATM Agreement and issuing the Sale Shares will be able to pay its debts;

2.11.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof less any underwriting discounts and expenses, which shall be equal to at least the par value thereof; and

2.12.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus.

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3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

4.2.	Based solely on our review of the Amended and Restated Memorandum of Association and Second Amended and Restated Articles of Association of the Company and the Resolutions, the authorised share capital of the Company is US$36,000,000 divided into 300,000,000 ordinary shares of a nominal or par value of US$0.12 each.

4.3.	When issued and paid for as contemplated by the ATM Agreement, the Sale Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	The statements under the caption “Taxation” in the Prospectus Supplement forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6-K with the Commission, which will be incorporated by reference into and deemed part of the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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